                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-61127


                        SUPPLEMENT TO AGRIBIOTECH, INC.
                       PROSPECTUS DATED AUGUST 14, 1998
                AS PREVIOUSLY SUPPLEMENTED ON SEPTEMBER 2, 1998


               Acquisitions, Description of Other Indebtedness,
            Recent Developments and Web-Site Disclosures is amended
                     to include the following information:

                               Chairman's Update

Dated: September 1, 1998

Dear Fellow Shareholders,

     The past few weeks have been exceedingly difficult for shareholders. Our press release (August 26, 1998) should reassure shareholders that the Company is built on a strong foundation. Unfortunately, general uncertainties in the stock market, predispose investors to look for reasons to sell.

Review of Fundamentals
----------------------

     Management reminds shareholders of our focused vision to be the premier forage and cool season turfgrass company in the world. A task which we have accomplished in less than four years.

     Shareholders are reminded that our criteria for "premier" is based on the following list of attributes, what I consider "building franchise value".

     .  Industry leading market share.
     .  Industry leading germplasm.
     .  World class personnel.
     .  Biotechnology access and ownership of intellectual property.

     Although we have achieved industry leading status in each of these areas of the forage and cool season turfgrass sector, we will continue to build on this already strong platform in each of these areas. Each agreement entered into by the Company should be evaluated for how it enhances our strength in those critical four areas.

New Acquisition/Funding
-----------------------

       The acquisition of Allied Seed Company and the private placement by Fidelity Commonwealth Trust: Fidelity Small Cap Fund, Quantum Partners LDC, a fund managed by Soros Fund Management, and the State of Wisconsin Investment Board (press release dated August 31, 1998) are a continuation of "building franchise value", primarily in increasing market share. Management will clearly examine each potential acquisition to insure that its contribution to franchise value will exceed the cost of capital.

AgriBioTech Comparisons
-----------------------

       In order to understand just how undervalued AgriBioTech ("ABT") is today, it is useful to compare ABT today with ABT 12 months ago when our stock price was below $10 per share and also compare ABT today with three other seed companies, Delta and Pine Land, ("DLP"), Mycogen ("MYCO"), and Dekalb ("DKB") in their respective sectors, as they are today.


                            ABT               ABT
  Characteristic          8/31/97           8/31/98                   DLP                  MYCO                  DKB
-------------------       -------           -------                   ---                  ----                  ---
----------------------------------------------------------------------------------------------------------------------------
Annualized Revenues           155               445                   203                   218                   510
(millions)    (1)                                               (12 mo. 5/31/98)      (12 mo. 5/31/98)      (12 mo. 5/31/98)
----------------------------------------------------------------------------------------------------------------------------
Estimated US Market            14%               40%                   65%                    4%                   11%
Share (%) (2)
----------------------------------------------------------------------------------------------------------------------------
Germplasm (quality and         Good            Excellent            Excellent               Average             Excellent
quantity) (2)
----------------------------------------------------------------------------------------------------------------------------
World Class Personnel          Good            Excellent            Excellent              Excellent            Excellent
(2)
----------------------------------------------------------------------------------------------------------------------------
Biotechnology Access           None             Three               Excellent              Excellent            Excellent
(2)                                           Agreements
----------------------------------------------------------------------------------------------------------------------------
US Growth                    Excellent         Excellent             Limited                Limited              Limited
Opportunities (2)
----------------------------------------------------------------------------------------------------------------------------
Profitable  (1)                 No               Yes                   Yes                    No                  Yes
----------------------------------------------------------------------------------------------------------------------------
Shares Outstanding             24.9              39.2                  38.3                  36.3                 34.9
(millions)  (1)                                                  (June 29, 1998)       (June 30, 1998)       (May 31, 1998)
----------------------------------------------------------------------------------------------------------------------------
Stock Price                    8.50             8.625              42.9375 (3)            20.00 (3)             86.625 (3)
----------------------------------------------------------------------------------------------------------------------------

(1)  Based on information obtained from the Edgar filings.
(2)  Based on assessment of ABT management.
(3)  Last sale on August 31, 1998.

  As I study the above comparisons, I can only conclude that ABT was closer to a proper market valuation at our recent high ($29.50) then we are at yesterday's close ($8.625). Biotechnology access is the only area where the peer group ranks ahead of ABT. This gap should cease to exist in the near term.

Summary:
--------

  The Company expects to action its plans to build franchise value, even in this difficult and volatile stock market. Management will increase the time spent introducing the Company to potential new investors and will take other appropriate actions to regain an appropriate market valuation.


Sincerely yours,

Johnny R. Thomas
Chairman/CEO

Prospectus Supplement Dated: September 4, 1998